Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES

FINANCIAL RESULTS for THE SECOND quarter of 2016

AND PROVIDES a project UPDATE

VANCOUVER, BRITISH COLUMBIA – August 9, 2016 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to announce its financial results for the second quarter ended June 30, 2016 from its 50%-owned Soledad Mountain gold-silver project (the “Project”) located south of Mojave, California. The financial results will be filed today with the regulatory agencies in Canada and the United States. All amounts herein are in US dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Project, unless otherwise stated.

Second Quarter Financial Highlights

During the second quarter ended June 30, 2016, the net loss attributable to the Company was $2,108,781 (or $0.02 basic per share), compared to a net loss of $1,379,265 (or $0.01 basic per share), for the corresponding period in 2015.

In accordance with US GAAP, the Company began to recognize revenues and expenses related to the sale of metals in the second quarter of 2016. The Company sold 2,362 gold ounces at an average realized gold price of $1,276 per ounce and 26,500 silver ounces at an average realized silver price of $17.02 per ounce for total revenue in the second quarter of $3,464,093. The Company expensed $3,563,009 in direct mining costs in the same quarter.

The Company had, on a consolidated basis, $163,515,162 in assets, including $18,666,119 in cash, and a working capital deficiency of $29,001,254 as at June 30, 2016, compared with $169,444,179 in assets, including $37,587,311 in cash, and a working capital deficiency of $7,743,109 as at December 31, 2015.

The financial position and results for the quarter ended on June 30, 2016 are summarized in the tables below and are presented on a 100% project ownership basis unless otherwise noted:

Financial position as at:	June 30, 2016	December 31, 2015
Select Items - On a consolidated basis *	$	$
Cash	18,666,119	37,587,311
Inventory	8,520,112	1,935,599
Mineral property interests	136,024,353	128,562,572
Total assets	163,515,162	169,444,179
Working capital	(29,001,254)	(7,743,109)
Current liabilities	56,492,063	47,722,334
Long term liabilities	25,472,814	27,330,560
Redeemable portion of non-controlling interest – Temporary equity	26,398,125	27,123,741
Non-controlling interest – Shareholders’ equity	39,597,186	40,685,611
Shareholders’ equity attributable to Golden Queen	15,554,974	26,581,933
Shareholders’ equity	55,152,160	67,267,544

Select Items - On a consolidated basis*	3 Months Ended June 30, 2016	3 Months Ended June 30, 2015	6 Months Ended June 30, 2016	6 Months Ended June 30, 2015
	$	$	$	$
Revenue	3,464,093	Nil	3,464,093	Nil
Direct mining costs	(3,563,009)	Nil	(3,563,009)	Nil
Net income (loss) and comprehensive income (loss) attributable to the Company **	(2,108,781)	(1,379,265)	(11,034,557)	(2,815,451)
Basic income (loss) per share attributable to the Company**	(0.02)	(0.01)	(0.11)	(0.03)
Diluted income (loss) per share attributable to the Company**	(0.02)	(0.01)	(0.11)	(0.03)

*These consolidated results include the accounts of Golden Queen, Golden Queen Mining Holdings Inc. and GQM LLC. GQM LLC meets the definition of a Variable Interest Entity. Golden Queen has determined that it is the member of the related party group that is most closely associated with GQM LLC and, as a result, is the primary beneficiary who consolidates GQM LLC. Golden Queen’s economic interest in GQM LLC is 50%.

**Net income (loss) and comprehensive income (loss) attributable to Golden Queen and Golden Queen Mining Holdings only. Excludes net income (loss) attributable to JV Partner.

Second Quarter Operating Performance

The crushing and screening plant continued ramp up during the second quarter and 24-hour, 7-day per week operations commenced in June. Irrigation rates of ore on the heap were at the upper level of anticipated flow. A total of 660,000 tons of ore has been mined during the second quarter with a strip ratio of 1.8:1 waste to ore. A total of 951,000 tons of ore has now been mined since January 2016 with a strip ratio of 2.3:1 waste to ore.

The Company has made steady progress with the production rate of the crushing and screening plant and the pad loading systems. HPGR performance continues to exceed expectations. The hourly throughput of the plant, when operating, was above the design rate and exceeded an average of 750 tons per hour. Run-time continues to improve but was hampered by higher than expected wear on some components. The daily average throughput for placing ore on the pad was 8,852 tons per scheduled operating day for the quarter and 8,744 tons per day in June.

At the end of June, 1,007,765 tons, loaded in 2016, were under leach on the heap-leach pad. Agglomerate quality was excellent during the second quarter and the porosity and permeability of the heap-leach pad are high. The Company forecasts the 150-day recovery of the first pad lift to be approximately 70% to 75%.

The average grade of ore processed during the second quarter was 0.013 ounces per ton gold and 0.40 ounces per ton silver. A total of 8,636 gold ounces and 261,021 silver ounces were placed on the heap leach pad during the second quarter. Gold production commenced in April 2016 and the Project produced 2,827 gold ounces and 33,346 silver ounces during the second quarter.

Total site operating costs averaged $11.94 per ton processed during the second quarter. Cash costs per ounces of gold sold were $1,580 per ounce net of silver by-product. The Project continues to be in the ramp-up phase, and cash costs are expected to decrease as gold production escalates.

Outlook

A total of 272,000 tons of ore was mined in July with a strip ratio of 1.6:1 waste to ore. Approximately 250,000 tons of ore were loaded on the pad during the past month. The Company anticipates achieving an average throughput of 10,000 to 11,000 tons per day in the second half of 2016.

“We are very pleased with the continued ramp up at Soledad Mountain during the second quarter, which culminated in over 2,905 ounces of gold and 29,284 ounces of silver being poured in July. This positions Golden Queen well for achieving steady state production and positive operating cash flow later this year” said the Company’s Chairman and CEO, Thomas M. Clay.

The Company raised gross proceeds of C$16.1 million in July, and the net proceeds will be used to repay a portion of the Company’s loan due in December of this year.

An updated video of the Soledad Mountain project is available at www.goldenqueen.com.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

Technical information in this news release was approved by Sean Ennis, P.Eng. P.E.; a qualified person under NI 43-101, and a consultant to the Company.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: This news release contains forward-looking information and statements within the meaning of applicable Canadian and United States securities laws (herein referred to as "forward-looking statements") that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. All information and statements in this news release that are not statements of historical fact may be forward-looking statements, including the expected production results, grade and quantities or ore, operating costs, plant capacity and other statements regarding anticipated results.. Such statements or information are only intentions and expectations of management and reflect the current beliefs of management and are based on information currently available to management. In addition, results of operations can vary significantly and past results may not necessarily be consistent with future results. Actual results and events may differ materially from those contemplated by these forward-looking statements due to these statements being subject to a number of risks and uncertainties. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature forward-looking statements involve assumptions and known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions and other forward-looking statements will not occur. A number of factors could cause actual results to differ materially from the those expressed or implied by the forward-looking statements, including, but not limited to, unexpected regulatory issues, and changes in the general economic and business conditions pertaining to Golden Queen’s operations. Should any risks or uncertainties that face Golden Queen and its subsidiaries materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this news release. Readers are cautioned that the foregoing list of risks is not exhaustive. Additional information on these and other factors that could affect the operations or financial results of Golden Queen and its subsidiaries are included in, Golden Queen’s short form base shelf prospectus and supplements thereto, and Golden Queen's annual financial statements and Management’s Discussion and Analysis for the year ended December 31, 2015, each of which has been filed under the Company’s profile on SEDAR (www.sedar.com) or with the SEC (www.sec.gov). Any forward-looking statement herein contained is made as of the date of this news release and Golden Queen does not assume any obligation to update or revise them to reflect new information, events or circumstances, except as required by law.